Exhibit 15.1

April 24, 2019

Pinduoduo Inc.

28/F, No. 533 Loushanguan Road,

Changning District, Shanghai 200051

People’s Republic of China

Dear Sirs,

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the headings “Item 3. KEY INFORMATION” and “Item 4. INFORMATION ON THE COMPANY” in the annual report of Pinduoduo Inc. on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons
King & Wood Mallesons